CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-108248 on Form N-1A of our report dated February 19, 2007, relating to the financial statements and financial highlights of MetLife Stock Index Portfolio II (the “Portfolio”) of Metropolitan Series Fund II (the “Fund”) appearing in its Annual Report on Form N-CSR for the year ended December 31, 2006, and to the reference to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 27, 2007